Exhibit 10.60
Mutual Marine Office, Inc.

919 Third Avenue — 10th Floor
New York, NY 10022
212-551-0600
February 15, 2007
Mr. Craig Lowenthal
306 Wave Place
East Northport, New York 11731
Re: Revised Offer of Employment
Dear Mr. Lowenthal:
We are pleased to offer you the position of Senior Vice President, Chief Information Officer of the Information Technology Department of Mutual Marine Office, Inc. You will report directly to A. George Kallop, President and Chief Executive Officer.
Your employment package entails the following:
Salary: A base salary of Two Hundred Seventy-Five Thousand dollars ($275,000) paid on our regular semi-monthly payroll cycle.
Bonus: You are eligible for a bonus of up to 50% of base salary. You are guaranteed a bonus of 50% of your base salary, or $137,500, for 2007, payable in the first quarter of 2008.
Special Bonus: You will be paid a one-time Company contribution to your 401(k) Plan in lieu of a Profit Sharing Contribution for 2007 in the amount of $10,000. Payment shall be made in lieu of the Profit Sharing Contribution for 2007 you would have received for 2007 had you been eligible for it, and will coincide with the usual contribution funding to employee accounts.
Stock Grant: You will receive a total grant of 12,500 Restricted Share Units of NYMAGIC stock. 2,500 shares will vest on the first anniversary of your actual start date. 10,000 shares will vest 20% each year on the anniversary of your actual start date.
Severance: You are entitled to a severance payment equal to a minimum of three months salary in the event of your discharge from employment without cause.
Vacation: Four (4) weeks vacation, five (5) sick days, and three (3) personal days.
Benefits: A complete benefits package that includes: group health, dental, Rx, and vision insurance (immediate); life insurance, voluntary accident insurance, long term disability (after two months), 401K (immediate), and participation in the Profit Sharing Plan & Trust of Mutual Marine Office, Inc. upon meeting eligibility requirements.

We look forward to you joining us on April 2, 2007 and feel confident that the energy and ideas that you will bring to MMO will make us an even stronger organization.
If you have any questions or would like to discuss MMO’s benefits further, please feel free to call me at 212-551-0733.
Sincerely,

/s/ Diane Votinelli
Diane Votinelli
Vice President Human Resources